Exhibit 23.1

Consent of Independent Registered Public Accounting Firm to the Board of Directors of HSBC Holdings plc

We consent to the incorporation by reference in the pre-effective amendment to the registration statement on Form F-3 (333-209719) of our report dated 23 February 2015 on page 335 of the 31 December 2015 Annual Report on Form 20-F (2015 20-F) with respect to, before the effects of adjustments to certain information as described in Note 1A, the consolidated balance sheet of HSBC Holdings plc and its subsidiary undertakings as of 31 December 2014, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of cash flows and consolidated statements of changes in equity, for each of the years in the two-year period ended 31 December 2014 including the disclosures marked ‘audited’ within the ‘Report of the Directors: Risk’ section on pages 101 to 226 and the ‘Report of the Directors: Capital’ section on pages 227 to 248 in the 2015 20-F.

Our report refers to the adjustment of certain information as described in Note 1A. However, we were not engaged to audit, review, or apply any procedures with respect to such adjustments.

/s/ KPMG Audit Plc

KPMG Audit Plc

London, England

21 April 2016